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                             OGLEBAY NORTON COMPANY
                                                                    Exhibit 99.1


                                      NEWS
                              FOR IMMEDIATE RELEASE


CLEVELAND, OHIO                                          FOR FURTHER INFORMATION
MAY 22, 1998                                             CONTACT JEFFREY S. GRAY
                                                          OGLEBAY NORTON COMPANY
                                                                  (216) 861-8736



              OGLEBAY NORTON ANNOUNCES TAKE-UP GLOBAL STONE SHARES
                               DEPOSITED TO OFFER


         Oglebay Norton Acquisition Company Limited, a subsidiary of Oglebay Norton Company (The Nasdaq Stock Market: OGLE), today announced that it had taken up and made payment to the Depositary for the approximately 98.6% of the outstanding common shares of Global Stone Corporation (calculated on a fully diluted basis) that were deposited in acceptance of its offer dated April 24, 1998. Oglebay Norton Acquisition Limited has also sent to non-depositing shareholders the required notice pursuant to the compulsory acquisition provisions of the Canada Business Corporations Act to acquire the remaining outstanding common shares of Global Stone Corporation at the $7.80 per share offer price.

         Global Stone Corporation, the fifth largest producer of lime in North America, had net revenues of Cdn. $151 million for the fiscal year ended September 30, 1997 from sales of lime, chemical limestone and construction aggregates used in a variety of manufacturing processes and industries, including iron and steel, pulp and paper, chemical, environmental, agricultural and construction. Global Stone has approximately 700 employees with eight operations in Canada and the United States.

         Oglebay Norton is a Cleveland, Ohio-based company engaged in Great Lakes marine transportation and material handling, and the mining and marketing of industrial sands and limestone. In 1997 the Company had revenues from continuing operations of $145 million.


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